Exhibit (d.2)

Schedule A

to the

Investment Advisory Agreement dated December 6, 2011

between

iShares U.S. ETF Trust

and

BlackRock Fund Advisors

Pursuant to Section 6, the Trust shall pay the Adviser compensation at the following annual rates:

Fund	Annual Fee
iShares Evolved U.S. Consumer Staples ETF	0.18%
iShares Evolved U.S. Discretionary Spending ETF	0.18%
iShares Evolved U.S. Financials ETF	0.18%
iShares Evolved U.S. Healthcare Staples ETF	0.18%
iShares Evolved U.S. Innovative Healthcare ETF	0.18%
iShares Evolved U.S. Media and Entertainment ETF	0.18%
iShares Evolved U.S. Technology ETF	0.18%
iShares Inflation Hedged Corporate Bond ETF	0.20%
iShares Interest Rate Hedged 10+ Year Credit Bond ETF	0.35%
iShares Interest Rate Hedged Corporate Bond ETF	0.30%
iShares Interest Rate Hedged Emerging Markets Bond ETF	0.75%
iShares Interest Rate Hedged High Yield Bond ETF	0.65%
iShares Short Maturity Bond ETF	0.25%
iShares Short Maturity Municipal Bond ETF	0.25%
iShares Ultra Short-Term Bond ETF	0.08%

Amended and Approved by the Board of Trustees of iShares U.S. ETF Trust on December 5-7, 2017.